Exhibit 4.5
                                                                     -----------

                        PCS Administration (USA), Inc.
                               PCS Nitrogen, Inc.
                   White Springs Agricultural Chemicals, Inc.

Whereas, PCS Administration (USA), Inc., PCS Nitrogen, Inc., and White Springs Agricultural Chemicals, Inc. ("Sponsors") maintain qualified defined contribution plans pursuant to section 401(a) of the Internal Revenue Code of 1986;

Whereas, the Sponsors desire to make provisional amendments to the Plan to reflect changes in the Code made by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") pending the issuance by the Internal Revenue Service of final regulations interpreting EGTRRA, and to reflect recent regulations issued by the Internal Revenue Service; and

Whereas, the Employee Benefits Committee is authorized to make certain amendments;

Now, therefore, it is resolved, that--

1. Each plan is amended to provide that effective for plan years beginning after 2002, the distributions under the plan shall be applied consistently with the regulations and other guidance issued by the Internal Revenue Service after 2001 pursuant to Code section 401(a)(9).

2.    Each plan is amended by adding the following new Appendix:

      "Appendix. 1Temporary Provisions Relating to EGTRRA

        1.1       Preamble
        (a) Adoption and Effective Date of Appendix. This Appendix to the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). The Appendix is intended to comply with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued by the Internal Revenue Service thereunder pending the issuance of final rules. Except as otherwise provided, the Appendix shall be effective as of the first day of the first plan year beginning after December 31, 2001.

        (b) Supersession of Inconsistent Provisions. This Appendix shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Appendix.

        1.2       Code Section 415 Limitation on Benefits
        (a) Effective Date. This section shall be effective for limitation years beginning after December 31, 2001.

        (b)       Maximum Annual Addition. Except to the extent permitted under section 1.9 of this Appendix and Code section 414(v) (relating to catch-up contributions), if applicable, the annual addition that may be contributed or allocated to a participant's account under the Plan for any limitation year shall not exceed the lesser of--

                  (1) $40,000, as adjusted for increases in the cost-of-living under Code section 415(d), or

                  (2) 50 percent of the participant's compensation, within the meaning of Code section 415(c)(3), for the limitation year.

                  The compensation limit referred to in paragraph (2) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code section 401(h) or 419A(f)(2)) which is otherwise treated as an annual addition.

        1.3 Increase in Compensation Limit
        The annual compensation of each participant taken into account in determining allocations for any plan year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B). Annual compensation means compensation during the plan year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

        1.4 Suspension After Hardship Withdrawal
        If a participant in the PCS U.S. Employees Savings Plan makes a hardship withdrawal after December 31, 2000, such participant shall be prohibited from making elective deferrals and employee contributions under this and all other plans of the employer for 6 months after receipt of the withdrawal.

        1.5 Direct Rollover Distribution Provisions
        (a) Application and Effective Date. This section modifies the direct rollover provisions of the Plan and applies to distributions made after December 31, 2001.

        (b) Definition of Eligible Retirement Plan. An eligible retirement plan shall also mean an annuity contract described in Code section 403(b) and an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p).

        (c) After-Tax Employee Contributions as Eligible Rollover Distribution. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions, which are not includible in gross income. However, such portion may be paid only to an individual retirement account or annuity described in Code section 408(a) or (b), or to a qualified defined contribution plan described in Code sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

        (d) Hardship Distributions. Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

        1.6 Rollovers From Other Plans
        If a Participant has received an eligible rollover distribution after December 31, 2001, from another plan, such eligible rollover distribution may be transferred to this Plan by a direct rollover or by a participant contribution in accordance with the requirements of the Code for such a rollover or contribution.

        The Plan shall accept a participant contribution of an eligible rollover distribution from a qualified plan described in Code section 401(a) or 403(a). In the case of the PCS U.S. Employees Savings Plan, the Plan shall also accept a participant contribution of an eligible rollover distribution from a tax-sheltered annuity contract described in Code section 403(b).

        This Plan shall accept an eligible rollover distribution only to the extent that it would otherwise be includible in the Participant's gross income, and shall not accept any portion of the eligible rollover distribution that includes after-tax contributions. The preceding sentence shall not apply to the PCS U.S. Employees Savings Plan.

        1.7 Modification of Top-Heavy Rules
        (a) Effective Date. This section shall apply for purposes of determining whether the Plan is a top-heavy plan under Code section 416(g) for plan years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code section 416(c) for such years. This section modifies the top-heavy provisions of the Plan.

        (b)       Determination of Top-Heavy Status.

                  (1) Key Employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under Code section 416(i)(1) for plan years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Code section 415(c)(3). The determination of who is a key employee shall be made in accordance with Code section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

                  (2) Determination of Present Values and Amounts. This paragraph shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

                         (A) Distributions During Year. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code section 416(g)(2) during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period".

                         (B) Employees Not Performing Services During Year. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

         (c) Minimum Benefits--Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code section 401(m).

        1.8 Repeal of Multiple Use Test
        The multiple use test described in Treasury regulation 1.401(m)-2 shall not apply to plan years beginning after December 31, 2001.

        1.9 Catch-Up Contributions
        All employees who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the plan year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as
        applicable, by reason of the making of such catch-up contributions.

        This section shall apply to contributions made on and after a date specified under the administrative rules of the Plan."

It is further resolved that the appropriate officers of the Sponsors are authorized to execute whatever additional documents, and to take whatever actions, are necessary or advisable to clarify and implement the foregoing revisions and to satisfy applicable legal requirements.

                          * * * * * * * * * * * * * * *

In Witness Whereof, PCS Administration (USA), Inc. has caused this instrument to be executed by its duly authorized officer as of the 31st day of December, 2002.

                                                 PCS Administration (USA), Inc.


                                                 By /s/ Barbara Jane Irwin
                                                    ---------------------------
                                                    Barbara Jane Irwin
                                                    Sr. VP of Administration


                          * * * * * * * * * * * * * * *


In Witness Whereof, PCS Nitrogen, Inc. caused this instrument to be executed by its duly authorized officer as of the 31st day of December, 2002.

                                                 PCS Nitrogen, Inc.


                                                 By /s/ Barbara Jane Irwin
                                                    ---------------------------
                                                    Barbara Jane Irwin
                                                    Sr. VP of Administration

                          * * * * * * * * * * * * * * *


In Witness Whereof, White Springs Agricultural Chemicals, Inc. has caused this instrument to be executed on its behalf by its duly authorized officer as of the 31st day of December, 2002.


                                                 White Springs Agricultural
                                                          Chemicals, Inc.


                                                 By /s/ Barbara Jane Irwin
                                                    ---------------------------
                                                    Barbara Jane Irwin
                                                    Sr. VP of Administration